For Immediate Release

Date: February 13, 2014

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter Results

BELMONT, MA, February 13, 2014 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $645,000, or $0.07 per basic and diluted share, for the quarter ended December 31, 2013, compared to net income of $485,000, or $0.05 per basic and diluted share in the fourth quarter of 2012.  For the year ended December 31, 2013, the Company reported net income of $2.0 million, or $0.22 per basic and diluted share, as compared to net income of $1.4 million, or $0.16 per basic and diluted share for the same period in 2012.

Robert M. Mahoney, President and Chief Executive Officer, said, "The bank had a good year. By every measure - revenues, profits, loans and deposits, we enjoyed solid growth. Importantly, credit quality was particularly strong. The environment for customer- focused community banks is very good. We are pleased to have crossed the $1 billion mark during the year-well ahead of our long term plan."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2013 was $7.6 million as compared to $5.9 million for the quarter ended December 31, 2012, a 29.2% increase. The provision for loan losses for the quarter ended December 31, 2013 was $632,000 as compared to a provision for loan losses of $696,000 for the quarter ended December 31, 2012, a 9.2% decrease. This resulted in a $1.8 million or 34.4% increase in net interest and dividend income after provision for loan losses for the quarter ended December 31, 2013 as compared to the quarter ended December 31, 2012.  Net interest and dividend income before provision for loan losses for the year ended December 31, 2013 was $26.0 million as compared to $21.7 million for the year ended December 31, 2012, a 19.8% increase. The provision for loan losses for the year ended December 31, 2013 was $1.5 million, as compared to $2.7 million for the year ended December 31, 2012, a 45.3% decrease. This resulted in a $5.5 million or 29.2% increase in net interest and dividend income after provision for loan losses period over period.

NONINTEREST INCOME

Noninterest income for the quarter ended December 31, 2013 was $802,000 as compared to $1.6 million for the quarter ended December 31, 2012, a decrease of $772,000, or 49.1%. This decrease was primarily driven by a decrease in gains on sales of loans of $957,000, partially offset by an increase in loan servicing fee income and other income of $123,000 and $111,000, respectively. For the twelve months ended December 31, 2013, noninterest income was $3.6 million as compared to $4.7 million for the twelve months ended December 31, 2012. This decrease of $1.1 million, or 23.4%, was primarily driven by a decrease in gains on sales of loans of $1.5 million, partially offset by an increase in loan servicing fee income of $283,000 and an increase in customer service fees of $108,000.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended December 31, 2013 was $6.8 million as compared to $5.9 million for the quarter ended December 31, 2012.  This increase of $857,000, or 14.4%, was largely driven by an increase in salaries and employee benefits of $376,000 which included a full quarter’s impact of expense related to the Equity Incentive Plan adopted at the end of 2012. Marketing and data processing expenses also increased by $152,000 and $114,000, respectively, quarter over quarter. Noninterest expense for the year ended December 31, 2013 was $25.1 million as compared to $21.5 million for the year ended December 31, 2012. This increase of $3.5 million, or 16.5% was primarily driven by increases in salaries and employee benefits and director compensation of $1.9 million and $360,000, respectively, both of which had increased primarily as a result of the 2012 Equity Incentive Plan that was adopted in the fourth quarter of 2012. Data processing expenses also increased by $664,000, driven largely by increases in core, online banking and loan servicing costs related to increased loan and deposit volume.

BALANCE SHEET

At December 31, 2013, total assets were $1.1 billion, an increase of $216.5 million or 25.8% from December 31, 2012. Investments in held-to-maturity securities have increased by $55.8 million or 87.2% from December 31, 2012. The Company also experienced net loan growth, excluding loans held for sale, of $184.7 million, or 28.2%, from December 31, 2012. Commercial real estate loans, residential mortgage loans, home equity loans, and indirect auto loans increased by $54.1 million, $85.8 million, $25.5 million and $19.5 million, respectively. The asset growth was funded by deposits and borrowings from the Federal Home Loan Bank.

At December 31, 2013, deposits totaled $764.8 million, an increase of $156.9 million or 25.8% from December 31, 2012. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $132.0 million from December 31, 2012. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “This strong growth was due to the impact of our business banking programs focused on deposit driven businesses as well as the effective cross selling of deposit relationships of new and existing borrowers by our commercial real estate lenders. In addition, this performance reflects the expanding customer base of our two new branches in Newton and Cambridge.”

Total stockholders’ equity decreased by $2.9 million from $133.3 million as of December 31, 2012 to $130.4 million as of December 31, 2013. This decrease is primarily the result of the Stock Repurchase Program that was adopted on December 12, 2012. During the twelve months ended December 31, 2013, the Company purchased 476,622 shares of its common stock for $6.5 million and completed the Stock Repurchase Program. This was partially offset by earnings of $2.0 million and a $1.6 million positive effect on additional paid-in capital related to stock based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of December 31, 2013 equaled $8.0 million and 0.95%, respectively, as compared to $6.4 million and 0.98%, respectively, as of December 31, 2012.  For the year ended December 31, 2013 the Company recorded net recoveries of $20,000 compared to $1.1 million in net charge offs for the year ended December 31, 2012. Total non-performing assets were $4.1 million, or 0.39% of total assets, as of December 31, 2013, as compared to $4.3 million, or 0.52% of total assets, as of December 31, 2012.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and due from banks	$2,196	$1,433
Interest-bearing deposits in other banks	35,839	51,279
Cash and cash equivalents	38,035	52,712
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	21,921	22,621
Investments in held-to-maturity securities, at cost	119,776	63,984
Federal Home Loan Bank stock, at cost	7,712	7,627
Loans held-for-sale	-	11,205
Loans, net of allowance for loan losses of $7,958 as of
12/31/2013 (unaudited) and $6,440 as of 12/31/2012	839,013	654,295
Premises and equipment, net	3,327	2,902
Accrued interest receivable	2,241	2,217
Deferred tax asset, net	5,146	4,025
Income taxes receivable	-	806
Bank-owned life insurance	13,325	12,884
Other real estate owned	-	661
Other assets	4,004	2,024
Total assets	$1,054,619	$838,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$139,733	$126,760
Interest-bearing	625,020	481,105
Total deposits	764,753	607,865
Federal Home Loan Bank advances	142,100	83,100
Securities sold under agreements to repurchase	2,127	3,404
Other borrowed funds	1,113	1,156
Accrued interest payable	683	455
Deferred compensation liability	5,137	4,685
Income taxes payable	178	-
Other liabilities	8,107	4,109
Total liabilities	924,198	704,774

Stockholders' Equity:
Common stock	91	95
Additional paid-in capital	85,449	90,188
Retained earnings	49,312	47,352
Accumulated other comprehensive (loss) income	(188)	68
Unearned compensation - ESOP	(4,243)	(4,395)
Total stockholders' equity	130,421	133,308
Total liabilities and stockholders' equity	$1,054,619	$838,082

Asset Quality Data:
Total non-performing assets	4,115	4,325
Total non-performing loans	4,115	3,621
Non-performing loans to total loans	0.49%	0.55%
Non-performing assets to total assets	0.39%	0.52%
Allowance for loan losses to non-performing loans	193.39%	177.86%
Allowance for loan losses to total loans	0.95%	0.98%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$7,982	$6,537	$28,407	$24,568
Interest on taxable debt securities	865	584	2,455	2,124
Dividends	7	9	28	47
Other interest income	21	13	82	85
Total interest and dividend income	8,875	7,143	30,972	26,824
Interest expense:
Interest on deposits	1,103	1,076	4,215	4,125
Interest on Federal Home Loan Bank advances	204	204	735	958
Interest on securities sold under agreements to repurchase	1	1	4	8
Interest on other borrowed funds	8	10	33	42
Total interest expense	1,316	1,291	4,987	5,133
Net interest and dividend income	7,559	5,852	25,985	21,691
Provision for loan losses	632	696	1,498	2,736
Net interest and dividend income after provision for loan losses	6,927	5,156	24,487	18,955

Noninterest income:
Customer service fees	228	217	938	830
Income from bank-owned life insurance	122	123	435	439
Net gain on sales of loans	56	1,013	1,024	2,520
Net gain on sales and calls of securities	-	59	34	59
Loan servicing fee income	260	137	750	467
Other income	136	25	425	390
Total noninterest income	802	1,574	3,606	4,705
Noninterest expense:
Salaries and employee benefits	4,086	3,710	15,207	13,305
Director compensation	195	174	889	529
Occupancy expense	266	215	951	801
Equipment expense	196	131	650	450
Deposit insurance	145	134	575	500
Data processing	738	624	2,777	2,113
Professional fees	307	305	929	1,036
Marketing	337	185	999	928
Other expense	527	462	2,114	1,884
Total noninterest expense	6,797	5,940	25,091	21,546
Income before income tax expense	932	790	3,002	2,114
Income tax expense	287	305	1,042	713
Net income	$645	$485	$1,960	$1,401
Earnings per share
Basic	$0.07	$0.05	$0.22	$0.16
Diluted	$0.07	$0.05	$0.22	$0.16
Return on average assets	0.25%	0.23%	0.21%	0.19%
Return on average equity	2.00%	1.46%	1.51%	1.06%
Interest rate spread	2.81%	2.62%	2.69%	2.68%
Net interest margin	2.98%	2.90%	2.90%	2.96%
Efficiency ratio	81.28%	79.99%	84.79%	81.62%